UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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BRIGHTCOVE INC.

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ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2021

This supplemental information is being provided to shareholders in addition to Brightcove Inc.’s proxy statement dated April 1, 2021, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the Annual Meeting by giving new voting instructions as described in more detail in the proxy statement.

Dear Brightcove Stockholder:

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Brightcove Inc. (“Brightcove” or the “Company”) will be held on Tuesday, May 11, 2021 at 9:00 a.m. Eastern Time, virtually, via a live webcast on the Internet at www.virtualshareholdermeeting.com/BCOV2021. We are writing to ask for your support for the proposals to be voted on at the Annual Meeting and to express our appreciation for your independent analysis in conducting your evaluation. Our Board of Directors (the “Board”) continues to unanimously recommend you cast your vote FOR all proposals.

We would like to draw your attention specifically to Proposal Four, the proposal to approve the Brightcove Inc. 2021 Stock Incentive Plan (the “Plan”). Approval of this proposal is critical for the continued success of our strategic objectives and to sustaining our momentum as we build value. As our 2012 Stock Incentive Plan (the “2012 Plan”) will expire in early 2022, approval of the new Plan is necessary to ensure that we can continue to provide a significant portion of our annual incentive compensation in the form of equity, which aligns the interests of our employees and stockholders, and is critical to our ability to continue to recruit and retain talented professionals, a key tenet of our growth strategy.

Although one proxy advisory firm, Glass Lewis, has recommended a vote FOR Proposal Four, another proxy advisory firm, Institutional Shareholder Services (“ISS”) has come to a different conclusion. Despite determining that our compensation practices are appropriate and align pay with performance, ISS nonetheless recommends in its report (the “ISS Report”) that stockholders vote against Proposal Four, which we believe is necessary to implement our ongoing compensation practices and support our continued success. While we respect ISS, as you evaluate Proposal Four, please consider these points:

•

Plan Cost. For purposes of evaluating the cost of the Plan, the ISS Report assumes that we will use all available shares remaining under the 2012 Plan and all of our other equity incentive plans, which amounts to an aggregate of 5,151,194 shares. However, no awards have been granted under any plan other than the 2012 Plan since 2018 and no additional awards will be granted under such plans prior to or following the Annual Meeting. Moreover, assuming our stock price remains at or above $18.00 through the date of the Annual Meeting, we will not use more than 378,000 shares from the remaining share reserve under the 2012 Plan and, if Proposal Four is approved, no additional awards will be granted under the 2012 Plan following the Annual Meeting. If shareholder value transfer (“SVT”) for new and available shares is calculated using the maximum of 378,000 shares that we anticipate using from the remaining share reserve under the 2012 Plan rather than the total number of shares remaining under all of our equity incentive plans, our SVT falls from the 12.80% reported in the ISS Report to 0.94%, which reduces our overall SVT from 39.64% to 27.78%. In addition, this reduces dilution (full) from the 29.76% reported in the ISS Report to 21.43%.

•

The Board Determined that the Share Request Was Reasonable in Relation to Business Strategy. We are specifically asking for approximately three years’ worth of equity to continue to tie our compensation strategy to our longer-term business strategy and the requested share reserve under the Plan represents only 1,653,235 shares more than the number of shares remaining available for issuance under the 2012 Plan as of March 12, 2021. We believe our business strategy is working as our share price increased 112% in 2020. The Board believes the requested share reserve under the Plan is reasonable and the Company will need to come back for stockholder approval in a relatively short amount of time.

•

Equity Compensation is a Key Component of our Compensation Program. We use equity to compensate critical talent at all levels of our Company for the express purpose of fostering an employee ownership culture. If stockholders do not approve the Plan, we will not be able to continue granting equity awards after the 2012 Plan expires, which would require us to overhaul our compensation program. It would also require us to take actions that our Board believes are not in the best interests of stockholders, including reducing or eliminating the proportion of compensation paid to our employees in equity, thereby decreasing their long-term alignment with investors; paying compensation entirely in cash; or reducing our overall employee compensation, which is currently competitive and required to retain, motivate and recruit our team. Our Board believes that any of these actions would be detrimental to our ability to continue creating value for stockholders.

•	Strong Governance Features. The Plan contains strong governance features, including:

•	A prohibition on repricing of stock options and stock appreciation rights in any manner without stockholder approval;

•	No “liberal” change in control definition;

•	No “liberal” share recycling;

•	A cap on annual director compensation;

•	Minimum vesting period of one year;

•	No dividends are payable with respect to unvested awards; and

•	Any material amendment to the Plan is subject to approval by our stockholders.

For the reasons above, and those articulated in our proxy statement, we urge you to vote FOR Proposal Four ahead of the Annual Meeting. Thank you for your continued support.